                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

               INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

            [INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC. LOGO]






               INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                              2131 FARADAY AVENUE
                        CARLSBAD, CALIFORNIA 92008-7297

                            NOTICE OF ANNUAL MEETING

         TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, FOR WHICH A RETURN ENVELOPE IS PROVIDED.

The 1997 Annual Meeting of Shareholders of International Lottery & Totalizator Systems, Inc. (the "Company") will be held at 3:00 p.m., Pacific Daylight Savings Time, on Thursday, May 15, 1997 at Pea Soup Andersen's, 850 Palomar Airport Road, Carlsbad, California, for the following purposes:

         1.       To elect directors for the ensuing year.
         2.       To approve the 1997 Directors' Stock Option Plan
         3 To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 2, 1997 will be entitled to vote at the meeting. The transfer books will not be closed. The approximate date on which the proxy statement and form of proxy are first being sent or given to shareholders is April 8, 1997.

                      By order of the Board of Directors,


                              /s/ M. Mark Michalko


                                M. Mark Michalko
                            Executive Vice President
                                 April 8, 1997
                              Carlsbad, California

                INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                               2131 FARADAY AVENUE
                             CARLSBAD, CA 92008-7297


                                 PROXY STATEMENT

         Proxies in the form enclosed with this statement are solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held in Carlsbad, California, on May 15, 1997, including any adjournments or postponements thereof. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person, and any holder giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy will be suspended if the holder is present at the meeting and elects to vote in person.


                                VOTING SECURITIES

         The voting securities of the Company consist of its common shares of which 17,176,211 shares are outstanding as of April 2, 1997. Only holders of common shares of record on the books of the Company at the close of business on April 2, 1997 (the "Record Date") will be entitled to vote at the meeting. Each such holder of common shares is entitled to one vote for each said share, and has the right to cumulate his or her votes for directors if his or her candidate or candidates' names have been placed in nomination prior to the voting and any shareholder has given notice at the meeting prior to the voting of that shareholder's intention to cumulate his or her votes. The persons named in the enclosed proxy may or may not elect to give such notice and vote the shares they represent in such a manner.

         Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast." Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the nominees of the Board of Directors, as indicated in the accompanying proxy card.

         The approximate date on which the proxy statement and form of proxy are first being sent or given to shareholders is April 8, 1997.


                              ELECTION OF DIRECTORS

         Eight directors are to be elected at the Annual Meeting, each to hold office for the term of one year and until his successor is elected. Proxy holders will, unless authorization to do so is withheld, vote the proxies received by them for the election of the nominees listed in the following table, reserving the right, however, to distribute their votes among the nominees listed below in their discretion. All nominees have consented to serve as directors if elected by the shareholders. Although it is not contemplated that any nominee will be unable to serve as a director, in such event the proxies will be voted by the proxy holder for such other persons as may be designated by the Board of Directors.

         The following table sets forth certain information regarding the beneficial ownership of the Company's common shares as of April 1, 1997 by (i) each director and nominee for director of the Company, (ii) certain executive officers, (iii) executive officers and directors of the Company as a group and
(iv) each person or entity who is a beneficial owner of more than 5% of the Company's outstanding common shares. With respect to each director of the Company, the table also sets forth his age, the year he was first elected as a director, employment history for the past five years, and other directorships. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                                                                          COMMON SHARES
                                                                                        BENEFICIALLY OWNED
                                                                                        AS OF APRIL 1, 1997
                                                                                        -------------------
                                                                                                           Percent
NAME OF BENEFICIAL OWNER                                                        Amount                    of Class
                                                                                ------                    --------
Nominees for Director
FREDERICK A. BRUNN, 52, Director since 1989.                                   130,859  (A)                *
         President since February 1994.
         Executive Vice President, Planning and
         Development 1990 to February 1994.

CHAN KIEN SING, 40, Director since June 1993.                                   22,500  (B)                *
         Group Executive Director of Berjaya Group
         Berhad since 1990.

THEODORE A. JOHNSON , 56, Director since 1979.                                  48,325  (B)                *
         President, Minnesota Cooperation Office
         for Small Business and Job Creation, Inc.
         from 1980 to present.  Director of Surgidyne, Inc.

M. MARK MICHALKO, 42, Director since February 1994.                             36,700  (A)                *
         Executive Vice President, since February 1994. President of Quantum
         Gaming Corp., a gaming industry consulting firm for more than five years prior to February 1994.

NG AIK CHIN, 42, Executive Assistant to the President                            3,750  (A)                *
         since 1994.  Senior member of Berjaya Group
         Berhad's management for more than five years prior to 1994.

NG FOO LEONG, 46, Director since June 1993.                                     22,500  (B)                *
         Executive Director, Sports Toto Malaysia Sdn Bhd,
         a lottery gaming company from 1985 to present.

MARTIN J. O'MEARA, JR., 68, Director since 1979.                               213,726  (B)                *
         President, The Budget Plan, Inc., a privately-
         owned company engaged in the consumer loan
         business and has been so employed for more
         than five years.

SIR MICHAEL G.R. SANDBERG, 70, Director since                                  102,500  (B)                *
         1987.  Private investor.  Chairman and
         Chief Executive of the Hong Kong and Shanghai
         Banking Corporation from 1977 to 1986.
         Director of Broadstreet Inc. a bank holding company.


Named Executive Officers (excluding those listed above)

TIMOTHY R. GROTH                                                                 8,750  (A)                *
WILLIAM A. HAINKE                                                               41,169  (A)                *
LENNART K. SUNDIN                                                               86,064  (A)                *

All directors and executive officers as a group                                716,843  (A)(B)(C)           4%
(11  persons)

Significant Shareholder

BERJAYA LOTTERY MANAGEMENT (H.K.) LIMITED                                    6,600,000  (C)                38%
Level 28, Shahzan Prudential Tower
30 Jalan Sultan Ismail
5020 Kuala Lumpur, Malaysia

---------------

(A) Includes the number of common shares subject to unexercised stock options which were exercisable within 60 days under the Company's 1986, 1988 and 1990 Employee Stock Option Plans as follows: 75,000 for Mr. Brunn; 36,250 for Mr. Hainke; 25,000 for Mr. Sundin; 27,500 for Mr. Michalko; 3,750 for Mr. Aik Chin Ng; 8,750 for Mr. Groth; and 176,250 for all executive officers as a group.

(B) Includes the number of common shares subject to unexercised stock options which were exercisable within 60 days under the Company's 1993 Directors' Stock Option Plan which for each such outside director is 22,500 and 90,000 for all such directors as a group.

(C) Mr. Chan Kien Sing and Mr. Ng Foo Leong are employees of an affiliate of Berjaya Lottery Management (H.K.) Limited. Each disclaim beneficial ownership of such shares.

*        Less than one percent of the outstanding common shares.

         During 1996, four meetings of the Board of Directors were held. Each incumbent director attended all meetings of the Board of Directors held during the year in which he was a director, except for both Mr. Chan Kien Sing and Mr. Ng Foo Leong who each missed one meeting. The Company has an Executive Committee which consists of Messrs. Chan, Johnson, Brunn and Michalko. The Executive Committee held no meetings during the year. The Executive Committee may exercise all the authority of the Board in management of the Company except for matters expressly reserved by law for board action. The Board also has an Executive Compensation Committee consisting of Messrs. Johnson, O'Meara, Sandberg, and Chan. The Executive Compensation Committee met twice during the year. Its function is to establish compensation for all executive officers of the Company and administer the Company's 1986, 1988, and 1990 Employee Stock Option Plans. The Company has an Audit Committee consisting of Messrs. Sandberg, O'Meara, Johnson and Chan which held one meeting during the year. The Audit Committee provides advice and assistance regarding accounting, auditing and financial reporting practices of the Company. Each year it recommends to the Board a firm of independent public accountants to serve as auditors. The Audit Committee reviews with such auditors the scope and result of their audit, fees for services and independence in servicing the Company. The Company also has a Nominating Committee consisting of Messrs. Chan, O'Meara, Johnson and Brunn. The Nominating Committee held one meeting during the year. The Nominating Committee seeks out, evaluates and recommends to the Board qualified nominees for election as directors of the Company and considers other matters pertaining to the size and composition of the Board. The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as directors provided that such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee.

COMPENSATION OF DIRECTORS

         Each director who is not an employee of the Company receives an annual retainer of $4,000 plus $500 and reimbursement for all related expenses per board meeting. The chairman of each committee who is not an employee of the Company receives an additional annual retainer of $1,000. Each committee member receives $500 and reimbursement of all related expenses per meeting, only if a committee meeting is held at a time when it does not coincide with a board meeting. Mr. Sandberg is also a financial consultant to the Company and received compensation of $43,750 in 1996.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In February 1994 and July 1995, the Company received orders for lottery terminals totaling approximately $8.0 million from the Philippine Gaming Management Corporation ("PGMC"), an affiliate of Berjaya Lottery Management (U.K.) Limited ("Berjaya") which is a 39% shareholder of the Company. Pursuant to these contracts, the Company was paid $5.2 million in 1994 and $2.6 million in 1995 and the remaining terminals with a contract value of $200,000 were shipped in the first quarter of 1996.

         In October 1996, the Company received an order for lottery terminals totaling $482,500 from PGMC. A receivable of $313,625 was recorded at 12/31/96 and an additional $168,875 will be invoiced in 1997.

         In June 1996, the Company entered into an agreement with Berjaya Lottery Management (U.K.) Limited ("Berjaya") to purchase certain long lead time parts for the manufacture of terminals. The Company received $1,819,584 related to this agreement in 1996.

         In October 1995, the Company received an order for $2.2 million for lottery terminals and a computer system from Natural Avenue Sdn Bhd of Malaysia ("Natural Avenue") , an affiliate of Berjaya, for an on-line lottery in the state of Sarawak, in eastern Malaysia. In 1995, Natural Avenue made a down payment of $0.5 million and paid equal monthly installments for the $1.7 million balance through August 1996. A total of $1,399,000 was received by the Company during 1996.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

         As members of the Executive Compensation Committee (the "Committee"), we evaluate the performance of senior management, including the president, and review and approve the base compensation and lump sum distributions for the Company's executive officers. The Committee also administers the Company's Executive Bonus Plan and employee stock option plans. The Committee periodically reports to the Board on its activities.

         Compensation Philosophy

         The Committee bases its decisions on the Company's executive compensation philosophy, which relates the level of compensation to the Company's success in meeting its annual and long-term performance goals, rewards individual achievement and seeks to attract and retain qualified executives. The Company's executive compensation program consists of three principal components:
(i) base salary, (ii) potential for an annual lump-sum distribution based on individual performance and (iii) potential for an annual bonus under the Company's Executive Bonus Plan based upon the Company achieving a threshold level of profitability as well as individual performance. The second and third elements constitute "at-risk" portions of the compensation program. The Company positions its overall executive compensation levels at or near the median of the range of compensation levels for other companies comparable to the Company located in Southern California and who are viewed as competitors for executive talent in the overall labor market. This data is obtained from surveys conducted by external compensation consultants and trade associations. In reviewing this data, ILTS takes into account how its compensation policies and overall performance compare to similar indices for comparable companies.

         The Company employs a formal performance review system for all employees, including the president and the other Named Executive Officers (as defined on page 7). This process generates information that the Committee uses in making decisions on base compensation, lump-sum distributions and awards under the Company's Executive Bonus Plan. The president is responsible for preparing the reviews on all executive officers other than himself. The

Committee Chairman is responsible for preparing the review on the president. All reviews are then discussed and approved by the Committee. Executive performance is measured both in terms of the performance of the Company as a whole and various individual performance factors, including the performance of divisions for which such officer had management responsibility and individual managerial accomplishments.

         The Internal Revenue Code of 1986 denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (which are defined as the president and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation of any individual "covered employee" exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance based compensation" is excludable in applying the $1 million limit. It is the Company's policy to qualify the compensation paid to its top executives for deductibility under the new law in order to maximize the Company's income tax deductions. Based upon the Internal Revenue Service's regulations and projected compensation payable to the Company's "covered employees" for the 1997 taxable year, all compensation payable by the Company in 1997 to such covered employees should be deductible by the Company.

         Base Salaries

         In determining base salaries for executive officers, the Committee reviews external comparative data and also receives recommendations from management. The Committee bases its decisions on such data, as well as internal salary comparisons and individual performance evaluations. Under this system, salary increases have generally the same effect as a cost of living adjustment, although increases are not expressly tied to any cost of living indicator. Increases are awarded, however, only to those executives who are performing at a satisfactory level or above. The Company's philosophy is that the base salary taken alone is generally lower than salary levels at comparable companies. Thus, executives are required to earn awards under the "at-risk" portions of the compensation program described below in order to reach a competitive compensation level.

         Lump Sum Distributions

         Under traditional compensation systems, merit compensation increases are made through increases in base pay. Under such systems, once the merit component has been earned it is included in base salary going forward and becomes a permanent part of cash compensation. In 1990, the Company instituted a different system in which the merit component of compensation for employees was divided into a base salary increase (discussed above) and a lump sum distribution awarded annually.

         The lump sum distribution is delivered apart from base salary in a separate annual check and must be re- earned by employees each year. The Company believes that this lump sum distribution system emphasizes a performance culture and provides a more direct link between employee compensation and performance. The system also allows the Company to create greater differences in employee compensation based upon performance. The relationship of pay to performance is further strengthened by the high visibility of the lump sum distribution.

         Lump sum distributions are paid in October of each year based upon the employee performance reviews. Determinations as to whether an employee has earned a lump sum distribution are not tied directly to Company performance. Employees have no entitlement to receive a lump sum distribution. Accordingly, the decision as to whether or not to make a lump sum distribution is impacted by the overall performance of the Company.

         Executive Bonus Plan

         In addition to base compensation and lump sum distributions, executives are eligible to participate in the Company's Executive Bonus Plan. Under the Executive Bonus Plan, the Committee has set threshold levels of net after tax profit, exclusive of extraordinary items, for 1996 and 1997. No bonus awards are made for any year in which the Company does not meet the threshold profitability level. The amount of the bonus pool is based on a percentage of the Company's net after tax profits above the profitability thresholds and shall not cause the net after tax profit to fall below the threshold after computation of the bonus pool. During each year of the Executive Bonus Plan, the Company's research and development budget must be maintained at a level to ensure that the Company's new product development is sufficient to keep it competitive in its marketplace, and continuation engineering sufficient to maintain the Company's existing products must also be maintained. The Committee retains discretion to adjust the bonus pool and awards based upon extraordinary circumstances and other criteria as determined by the Committee.

         Individual awards under the Executive Bonus Plan are determined by the size of the bonus pool and individual performance of the executive. The Committee has structured the Executive Bonus Plan so that award potential is consistent with competitive norms and potentially represents a significant percentage of the executive's overall compensation in any given year. Awards are paid after completion of the Company's audited financial statements for that year.

         The Company did not meet the profitability threshold under the Executive Bonus Plan for 1996. Accordingly, no awards were made with respect to 1996.

         Stock Options

         The Committee believes that grants of stock options serve to align the interests of executive officers with shareholder value. The number of stock options granted takes into account the recipient's position and is intended to recognize different levels of responsibility. In determining the level of stock option grants, the Committee also considers competitive practices. As a result, grants may vary from year to year.

                        EXECUTIVE COMPENSATION COMMITTEE

                     Theodore A. Johnson,                Martin J. O'Meara, Jr.
                     Chairman

                     Sir Michael G.R. Sandberg           Chan Kien Sing


                                  April 1, 1997

COMPENSATION OF NAMED EXECUTIVE OFFICERS

         The following table shows, for the years ended December 31, 1996, 1995 and 1994, the compensation earned by the president and the four most highly compensated executive officers of the Company (the "Named Executive Officers") in 1996:

                           SUMMARY COMPENSATION TABLE


                                                                                      LONG TERM COMPENSATION
                                                                                      ----------------------
                                                     ANNUAL COMPENSATION           AWARDS              PAYOUTS
                                                     -------------------           ------              -------
Name and
Principal                                                                           Number of             All Other
Position(s)                        Year             Salary (1)         Bonus (2)   Options (3)         Compensation (4)
----------------------------------------------------------------------------------------------------------------------
Frederick A. Brunn,                1996              $148,504           $ 5,824        33,000                   $4,141
President                          1995              $140,915           $     0             0                   $3,834
                                   1994              $144,263           $17,161        25,000                   $6,862

----------------------------------------------------------------------------------------------------------------------

M. Mark Michalko                   1996              $125,706           $ 4,896        23,000                   $3,461
Executive Vice President           1995              $122,600           $     0             0                      N/A
                           (5)     1994              $ 91,895           $ 4,017        40,000                      N/A

----------------------------------------------------------------------------------------------------------------------

Lennart K. Sundin,                 1996              $126,517           $ 4,802        12,000                   $3,456
Senior Vice President,             1995              $120,140           $     0             0                   $3,334
Marketing and Sales                1994              $124,848           $12,698         5,000                   $5,772

----------------------------------------------------------------------------------------------------------------------

William A. Hainke                  1996              $103,450           $ 3,885        12,000                   $2,832
Chief Financial Officer,           1995              $ 99,418           $     0             0                   $2,738
Corporate Secretary and            1994              $104,059           $ 5,713             0                   $4,761
Treasurer
----------------------------------------------------------------------------------------------------------------------

Timothy R. Groth                   1996              $ 97,441           $ 3,672        12,000                   $2,565
Vice President,                    1995              $ 94,115           $     0             0                      N/A
Technical Operations       (5)     1994              $ 17,987           $     0        15,000                      N/A

----------------------------------------------------------------------------------------------------------------------

(1) Perquisites for each Named Executive Officer in 1996, 1995, and 1994 are included under Salary and did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any such officer.

(2) Amounts reflect lump sum distributions paid in November 1996 and October 1994.

(3) All awards are incentive stock options, granted pursuant to the Company's 1986, 1988 and 1990 Employee Stock Option Plans.

(4) All payouts are Company matching contributions to the Employee Stock Bonus(401(k) Plan.

(5) Salaries shown for 1994 reflect partial-year salaries from date of employment.

STOCK OPTION HOLDINGS

         The following table sets forth information with respect to the Named Executive Officers concerning unexercised stock options held as of December 31, 1996. There were no stock option exercises in 1996 and there were no unexercised, in-the-money stock options at December 31, 1996.


                               UNEXERCISED OPTIONS


                                                                                          NUMBER OF
                                                                                         UNEXERCISED
                                                                                          OPTIONS AT
                                                                                      DECEMBER 31, 1996
                                                                                      -----------------

Name                                                                            Exercisable       Unexercisable
---------------------------------------------------------------------------------------------------------------
Frederick A. Brunn                                                                71,250             50,500

---------------------------------------------------------------------------------------------------------------

M. Mark Michalko                                                                  20,000             43,000

---------------------------------------------------------------------------------------------------------------

Lennart K. Sundin                                                                 23,750             19,500

---------------------------------------------------------------------------------------------------------------

William A. Hainke                                                                 35,000             17,000

---------------------------------------------------------------------------------------------------------------

Timothy R. Groth                                                                   7,500             19,500

---------------------------------------------------------------------------------------------------------------

Note: Stock options were issued under the Company's employee stock option plans and are exercisable starting one year after the grant date, with 25% of the shares covered thereby becoming exercisable at that date and an additional 25% of the shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

                        1997 DIRECTORS' STOCK OPTION PLAN

         In order to increase the Company's ability to attract and retain outside directors of the highest caliber and experience, the Company's Board of Directors has adopted the 1997 Directors' Stock Option Plan (the "1997 Directors' Plan") and is submitting it to the shareholders for their approval at the Annual Meeting. Since 1993 the Company has granted stock options to outside directors every year, pursuant to the 1993 Directors' Option Plan (the "1993 Directors' Plan") which expired on September 25, 1996. The affirmative vote of a majority of the common shares represented and voting at the Annual Meeting will be required for the approval of the 1997 Directors' Plan. The Board of Directors recommends a vote "FOR" approval of the 1997 Directors' Plan.

         The full text of the 1997 Directors' Plan is set forth as Appendix "A" hereto. The following summary of the 1997 Directors' Plan is qualified by this reference to that text.

         Under the 1997 Directors' Plan options to purchase an aggregate 400,000 shares of the common stock of the Company would be available to be granted to directors of the Company who are not employees of the Company or any of its subsidiaries. An option for 10,000 shares will be granted to each outside director on September 25, 1997; an option for an additional 10,000 shares will be granted on September 25, 1998; an option for an additional 10,000 shares will be granted on September 25, 1999; and an option for an additional 10,000 shares will be granted on September 25, 2000. Additional options may be granted to new or present outside directors at any time at the discretion of the Board of Directors. The total number of shares that may be optioned under the 1997 Directors' Plan is 400,000 shares, subject to adjustment in certain circumstances, including stock dividends, stock splits, reverse stock splits, reorganizations, reclassifications, or recapitalizations of common stock.

         The purchase price which must be paid for stock on exercise of an option granted under the 1997 Directors' Plan is equal to the fair market value of the stock on the date the option is granted. Under the terms of the 1997 Directors' Plan, each outside director of the Company (currently Messrs. Chan, Johnson, O'Meara, Sandberg and Ng Foo Leong) would be granted an option to purchase 10,000 common shares on September 25, 1997, 1998, 1999 and 2000 as described above. Payment for stock upon exercise of an option must be in cash.

         Each of Messrs. Chan, Johnson, O'Meara, Sandberg and Ng Foo Leong presently hold options under the 1993 Directors' Plan to purchase 40,000 common shares. Under the 1993 Directors' Plan all options are unexercised and begin to expire yearly in 10,000 share increments beginning in September 25, 1998. Options under the 1993 Directors' Plan have exercise prices ranging from $1.31 to $10.25 per share.

         Each option granted under the 1997 Directors' Plan shall become exercisable in installments as follows: it may in the aggregate be exercised as to 50% of the total number of shares optioned following the first anniversary date of grant; and up to 100% of the total number of shares optioned may be exercised following the second anniversary of the date of grant. If an optionholder ceases to be a director of the Company, his option will terminate ninety days thereafter and may thereafter no longer be exercised, except that
(1) if a director dies, any portion of an option held by him or her that was exercisable at the date of death may be exercised within the option period but not later than one year after the date of death by his or her legal representatives or by those entitled to receive the option under applicable laws of testate or intestate succession, and (ii) if a director ceases to be a director because of disability, any portion of an option that was exercisable at the date the option holder ceased to be a director may be exercised by the option holder (or his or her guardian) within the option period but not later than one year after the date the option holder ceased to be a director.

         The 1997 Directors' Plan will terminate on December 31, 2000, after which date no further options may be granted thereunder.

         The Board of Directors' may alter, amend, suspend or terminate the 1997 Directors' Plan, provided that no holder of an outstanding option may thereby be deprived of his rights. Moreover, stockholder approval would be required for any amendment to the 1997 Directors' Plan as to which approval by stockholders is required by applicable law.

         The following discussion is a general summary of the material federal income tax consequences to participants in the 1997 Directors' Plan. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder, rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances. Also, state and local income taxes are not discussed and may vary from locality to locality.

         Holders of non-qualified stock options do not realize income as a result of the grant of such options, but normally realize compensation income taxable at ordinary income rates upon such options' exercise to the extent that the fair market value of the common shares on the date of the exercise of such options exceeds the option exercise price paid. The Company will be entitled to a tax deduction in an amount equal to the amount that the optionee is required to include in ordinary income at the time of such inclusion, and will be required to withhold taxes on such ordinary income. The optionee's initial tax basis for shares acquired upon the exercise of a non-qualified stock option will be the option exercise price paid plus the amount of ordinary income realized by the optionee. Any appreciation in the value of such shares may qualify for capital gains treatment depending upon the applicable holding period.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         M. Mark Michalko, a nominee for director and who is also the Executive Vice President of the Company was 55 days late in filing a Form 4 with respect to the purchase by his wife of 9,200 shares of Company stock.

         The Company believes, based upon a review of reports furnished to the Company and written representations that no other reports were required and that during 1996 its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934.


                                  OTHER MATTERS

         All shareholders of record at the close of business on April 2, 1997, the record date for the determination of shareholders entitled to vote at the Annual Meeting, have been sent or are currently being sent a copy of the Company's Annual Report, including financial statements for the year ended December 31, 1996.

         The expense of preparing, printing and mailing the Notice of Annual Meeting and proxy material and all other expenses of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the directors, officers and regular employees of the Company, who will receive no compensation in addition to regular salary, may solicit proxies by mail, telegraph, telephone, or personal interview. The Company may also reimburse brokerage firms, banks, trustees, nominees and other persons for their expenses in forwarding proxy material to the beneficial owners of shares held by them of record.

         Management knows of no business which will be presented for consideration at the Annual Meeting other than that stated in the Notice of Annual Meeting. However, if any such matter shall properly come before the meeting, the persons named in the enclosed proxy form will vote the same in accordance with their best judgement.

         Shareholder proposals for presentation at the 1998 Annual Meeting must be received by the Company no later than December 8, 1997 to be considered for inclusion in the 1998 proxy and proxy statement.

                      By order of the Board of Directors,


                              /s/ M. Mark Michalko


                                M. Mark Michalko
                            Executive Vice President
                              Carlsbad, California

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.,
                 THE S & P SMALLCAP 600 INDEX AND A PEER GROUP


                                12/91   12/92   12/93   12/94   12/95   12/96
                                -----   -----   -----   -----   -----   -----
INTERNATIONAL LOTTERY
& TOTALIZATOR SYSTEMS, INC.      $100    $218    $735    $121    $ 44    $ 38

S & P SMALLCAP 600               $100    $121    $144    $137    $178    $216

PEER GROUP                       $100    $ 91    $ 79    $ 46    $ 44    $ 51


* $100 INVESTED ON 12/31/91 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                                                      Appendix A

                INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.

                        1997 DIRECTORS' STOCK OPTION PLAN


         1. Purpose of the Plan. Under this 1997 Directors' Stock Option Plan (the "Plan") of International Lottery & Totalizator Systems, Inc. (the "Company"), options shall be granted to directors who are not employees of the Company to purchase shares of the Company's capital stock. The Plan is designed to enable the Company to attract and retain outside directors of the highest caliber and experience.

         2. Stock Subject to Plan. The maximum number of shares of stock for which options granted hereunder may be exercised shall be 400,000 of the Company's common shares, no par value per share, subject to the adjustments provided in Section 6. Shares of stock subject to the unexercised portions of any options granted under this Plan which expire or terminate or are cancelled may again be subject to options under the Plan.

         3. Participating Directors. The directors of the Company who shall participate in this Plan are those directors who are not, as of the applicable "date of grant" (as defined below), employees of the Company or any of its subsidiaries.

         4. Grant of Options. Each participating director shall be granted the following options the date of each of which being a "date of grant":

(a) an option to purchase 10,000 common shares (subject to the adjustments provided in Section 6) on September 25, 1997;

(b) an option to purchase 10,000 common shares (subject to the adjustments provided in Section 6) on September 25, 1998;

(c) an option to purchase 10,000 common shares (subject to the adjustments provided in Section 6) on September 25, 1999;

(d) an option to purchase 10,000 common shares (subject to the adjustments provided in Section 6) on September 25, 2000;

         In addition, the Board of Directors may grant participating directors one or more additional options from time to time in its discretion.

         Notwithstanding any other provision of this Plan, no option hereunder shall be granted unless sufficient shares (subject to said adjustments) are then available therefor under Section 2 and 7. In consideration of the granting of the options, the option holder shall be deemed to have agreed to remain as a director of the Company for a period of at least one year after each date of grant. Nothing in this Plan shall, however, confer upon any option holder any right to continue as a director of the Company or shall interfere with or restrict in any way the rights of the Company or the Company's shareholders, which are hereby expressly reserved, to remove any option holder at any time for any reason whatsoever, with or without cause, to the extent permitted by the Company's bylaws and applicable law.

         5. Option Provisions. Each option granted under the Plan shall contain the following terms and provisions:

(a) The exercise price of each option shall be equal to the aggregate fair market value of the common shares optioned on the date of grant of such option. For this purpose, such fair market value means the closing price of shares of the same class on the day in question (or, if such day is not a trading day in the U.S. securities markets or if no sales of shares of that class were made on such day, on the nearest preceding trading day on which sales of shares of that class were made), as reported with respect to the market (or the composite of the markets, if more than one) in which such shares are then traded; or if no such closing prices are reported the lowest independent offer quotation reported for such day in Level 2 of NASDAQ, or if no such quotations are reported it means the value established by what the Board of Directors of the Company in its judgment then deems to be the most nearly comparable valuation method.

(b) Payment for shares purchased upon any exercise of the option shall be made in full in cash concurrently with such exercise.

(c) The option shall become exercisable in installments as follows: It may be exercised as to up to but no more than 50% of the total number of shares optioned on and after the first anniversary of the date of grant; and up to 100% of the total number of shares optioned on and after the second anniversary of the date of grant; in each case to the nearest whole share.

(d) When the option holder ceases to be a director of the Company, whether because of death, resignation, removal, expiration of his or her term of office or any other reason, the option shall terminate ninety (90) days after the date such option holder ceases to be a director of the Company and may thereafter no longer be exercised; except that (i) upon the option holder's death his or her legal representative(s) or the person(s) entitled to do so under the option holder's last will and testament or under applicable intestate laws shall have the right to exercise the option within one year after the date of death (but not after the expiration date of the option), but only for the number of shares as to which the option holder was entitled to exercise the option on the date of his or her death and (ii) upon the option holder's ceasing to be a director by reason of disability he or she (or his or her guardian) shall have the right to exercise the option within one year after the date the option holder ceased to be a director (but not after the expiration date of the option), but only for the number of shares as to which the option holder was entitled to exercise the option on the date of his or her ceasing to be a director.

(e) Notwithstanding any other provision herein, such option may not be exercised prior to approval of this Plan by the Company's shareholders having a majority of voting power of the outstanding common shares represented at a duly held meeting at which a quorum is present, nor prior to the admission of the shares issuable on exercise of the option to listing on notice of issuance on any stock exchange on which shares of the same class are then listed; nor unless and until, in the opinion of counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other securities law, any requirement of any securities exchange listing agreement to which the Company may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Company.

         6. Adjustments. If the Company's outstanding common shares are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities of the Company, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities as to which options may thereafter be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. Any such adjustment in outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of such options, but with a corresponding adjustment in the purchase price for each share or other unit of any security covered by the option. No fractional shares of stock shall be issuable under any option granted under this Plan or as a result of any such adjustment.

         7. Corporate Reorganizations. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the Company's outstanding common shares are changed or exchanged for cash or property or securities not of the Company's issue, or upon a sale of substantially all the property of the Company to another corporation or person, the Plan shall terminate, and all options thereto granted hereunder shall terminate, unless provisions shall be made in writing in connection with such transaction for the continuance of the Plan and/or for the assumption of options theretofore granted, or the substitution for such options of options covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided. If the Plan and unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of options then outstanding shall have the right, at such time prior to the consummation of the transaction causing such terminations as the Company shall designate, to exercise the unexercised portions of their options, including the portions thereof which would, but for this section entitled "Corporation Reorganizations," not yet be exercisable.

         8. Duration, Termination and Amendment of the Plan. This Plan shall become effective upon its adoption by the Board of Directors of the Company and shall expire on December 31, 2000, so that no option may be granted hereunder after that date although any option outstanding on that date may thereafter be exercised in accordance with its terms. The Board of Directors of the Company may alter, amend, suspend or terminate this Plan, provided that no such action shall deprive an option holder, without his or her consent, of any option previously granted pursuant to this Plan or of any of the option holder's rights under such option. Except as herein provided, no such action of the Board, unless taken with the approval of the stockholders of the Company, may make any amendment to the Plan as to which approval by stockholders is required by applicable law, regulation or rule.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.

        The undersigned hereby appoints Frederick A. Brunn and M. Mark Michalko proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote as designated on the other side, all the shares of stock of International Lottery & Totalizator Systems, Inc., standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders to be held May 15, 1997 or any adjournment thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)






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                            - FOLD AND DETACH HERE -


                                 AN INVITATION

              Please join Management and the Board of Directors of
               INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                  for the 1997 Annual Meeting of Shareholders


DATE:     Thursday, May 15, 1997

TIME:     2:30 p.m. to 4:30 p.m.

          2:30 - 3:00  Refreshments
          3:00 - 4:00  Annual Meeting
          4:00 - 4:30  Reception

PLACE:    Pea Soup Andersen's, the Juliette Room
          850 Palomar Airport Road
          Carlsbad, California
          (619) 438-7880
          Call for directions

R.S.V.P.  Mary Anne Driscoll: (619) 930-3630

                                                Please mark
                                              your votes as
                                               indicated in   [X]
                                                this sample




The Board of Directors recommends a vote FOR Item 1.

Item 1 -- ELECTION OF DIRECTORS
          Nominees:
          Frederick A. Brunn      Ng Aik Ghin
          Chan Kian Sing          Ng Foo Leong
          Theodore A. Johnson     Martin. J. O'Meara, Jr.
          M. Mark Michalko        Sir Michael G.R. Sandberg

                                  WITHHELD
                           FOR     FOR ALL
                           [ ]       [ ]

WITHHELD FOR: (Write that nominee's name in the space provided below).

----------------------------------------------------------------------

Item 2 -- Proposal to approve the 1997 Directors' Stock Option Plan

                     FOR    AGAINST    ABSTAIN
                     [ ]      [ ]        [ ]

Item 3 -- In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.



Signature(s)________________________________________________ Date __________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator trustee or guardian, please give full title as such.


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